Exhibit 99.1
Orbitz Worldwide, Inc. Reports Third Quarter 2009 Results
•	Net income was $7 million for the quarter compared with a net loss of $287 million for the third quarter of 2008

•	Adjusted EBITDA for the quarter was $44 million, an increase of 2 percent from the third quarter of 2008

•	Adjusted EBITDA margin increased to 24 percent for the quarter, from 18 percent for the third quarter of 2008, reflecting the company’s ongoing focus on improving marketing efficiency and aggressively managing operating costs
Chicago, November 5, 2009 – Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the third quarter and nine months ended September 30, 2009. In a separate press release Orbitz Worldwide also announced equity investments totaling $100 million from PAR Investment Partners and Blackstone-controlled Travelport. PAR will exchange $49.68 million of Orbitz Worldwide senior term debt for 8.16 million shares of Orbitz Worldwide common stock. Travelport will purchase 9.025 million shares of newly-issued Orbitz Worldwide common stock for $5.54 per share.
“Over the course of this year we have dramatically improved value for our customers by removing air booking fees, eliminating hotel change and cancellation fees, launching Hotel Price Assurance and Total Price hotel search results, and cutting hotel booking fees. As a result we’ve seen accelerating trends in our business, including a 27 percentage point increase in the year-on-year growth rate in air tickets in the third quarter 2009 as compared with the first quarter 2009,” said Barney Harford, president & CEO, Orbitz Worldwide. “In Europe ebookers delivered 43 percent year-on-year growth in hotel room nights as a result of its migration to the global platform and improved hotel supply.”
“The $50 million equity investment and $49.68 million debt exchange we announced today highlight the confidence of two highly sophisticated investors, PAR and Blackstone-controlled Travelport,” continued Harford. “These transactions will enable us to reduce our debt by $50 million, increase our cash by $50 million, and give us additional operating flexibility as we pursue the global hotel distribution opportunity.”
Summary Operating Results
(in millions, except per share data)

	Three Months				Nine Months
	Ended September 30,				Ended September 30,
	2009	2008	Change (a)		2009	2008	Change (a)

Gross bookings	$2,565	$2,734	-6%		$7,626	$8,652	-12%
Net revenue	$187	$240	-22%		$563	$690	-18%
Net income (loss)	$7	$(287)	*	*	$(319)	$(307)	4%
Basic and Diluted EPS	$0.08	$(3.44)	*	*	$(3.80)	$(3.69)	3%
Operating cash flow	$5	$12	-61%		$104	$121	-14%
Capital spending	$10	$16	-37%		$31	$42	-27%

EBITDA (b)	$40	$(259)	*	*	$(226)	$(213)	6%
Impairment	—	$297	*	*	$332	$297	12%
Other adjustments	$4	$5	*	*	$11	$16	* *
Adjusted EBITDA (b)(c)	$44	$43	2%		$117	$100	17%

**	Not meaningful.

(a)	Percentages are calculated on unrounded numbers.

(b)	Non-GAAP financial measures. A definition of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure is contained in Appendix A.

(c)	EBITDA is no longer adjusted for severance charges which were almost nil during each of the three months ended September 30, 2009 and September 30, 2008, respectively, and $5 million and $1 million during the nine months ended September 30, 2009 and September 30, 2008, respectively.
“We are very pleased to be announcing $44 million in Adjusted EBITDA for the third quarter, slightly up from the third quarter of last year, despite the removal of flight booking fees, the elimination of hotel change and cancellation fees and the reduction in hotel booking fees. We achieved accelerating worldwide transaction growth in the third quarter and fourth quarter performance to date shows further acceleration,” said Marsha Williams, SVP and CFO of Orbitz Worldwide. “I am pleased with the equity investments we are announcing today as they will significantly strengthen our balance sheet and provide additional financial flexibility.”
Net revenue was $187 million for the third quarter of 2009, down 22 percent (21 percent on a constant currency basis) from the third quarter of last year. This net revenue decline was due primarily to the removal of most air booking fees and the significant reduction of hotel booking fees on the company’s domestic websites, as well as a decline in average hotel room rates globally. The company reported net income of $7 million or $0.08 per diluted share for the third quarter of 2009, compared with a net loss of $287 million or ($3.44) per diluted share for the same period last year. Adjusted EBITDA increased to $44 million from $43 million for the third quarter of 2008. Adjusted EBITDA margin increased to 24 percent for the third quarter of 2009 from 18 percent for the same quarter last year.

For the nine months ended September 30, 2009, net revenue was $563 million, down 18 percent (16 percent on a constant currency basis) from the same period of 2008. This net revenue decline was due primarily to the removal of most air booking fees, a significant reduction in domestic hotel booking fees, a decline in average hotel room rates globally, and continued softness at our HotelClub brand. The company reported a net loss of $319 million or ($3.80) per diluted share for the first nine months of 2009, compared with a net loss of $307 million or ($3.69) per diluted share for the same period last year. The year-to-date net loss in both years was due primarily to non-cash goodwill and intangible asset impairment charges. Adjusted EBITDA increased 17 percent to $117 million for the nine months ended September 30, 2009 compared with the same period in 2008. This year-on-year increase in Adjusted EBITDA was driven by the significant operating cost reductions made in the past 12 months and better returns on the company’s online marketing spending.
Third Quarter 2009 Financial Highlights
Gross Bookings and Net Revenue
Global gross bookings declined 6 percent (5 percent on a constant currency basis) for the quarter compared with the same period last year. This decline was primarily due to lower air fares and lower average hotel room rates, partially offset by an increase in transactions. Air gross bookings declined 7 percent (6 percent on a constant currency basis) and non-air gross bookings decreased 5 percent (3 percent on a constant currency basis) compared with the third quarter of last year. Domestic gross bookings decreased 5 percent compared with the third quarter of 2008, and international gross bookings were down 13 percent (6 percent on a constant currency basis) compared with the same quarter last year.
Net revenue for the quarter was $187 million, a decrease of 22 percent (21 percent on a constant currency basis) from the third quarter of 2008, with domestic net revenue down 23 percent and international net revenue down 19 percent (13 percent on a constant currency basis).
Gross Bookings and Net Revenue
(in millions)

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
	2009	2008	Change (a)	2009	2008	Change (a)

Gross Bookings
Air	$1,834	$1,967	-7%	$5,456	$6,290	-13%
Non-air	731	767	-5%	2,170	2,362	-8%

Total Gross Bookings	$2,565	$2,734	-6%	$7,626	$8,652	-12%

Domestic	$2,199	$2,313	-5%	$6,600	$7,267	-9%
International	366	421	-13%	1,026	1,385	-26%

Total Gross Bookings	$2,565	$2,734	-6%	$7,626	$8,652	-12%

Net Revenue
Air	$60	$87	-31%	$210	$272	-23%
Hotel	52	71	-27%	138	195	-29%
Dynamic Packaging	30	32	-5%	90	88	3%
Advertising and Media	15	17	-10%	43	42	3%
Other	30	33	-11%	82	93	-12%

Total Net Revenue	$187	$240	-22%	$563	$690	-18%

Domestic	$144	$187	-23%	$450	$533	-16%
International	43	53	-19%	113	157	-28%

Total Net Revenue	$187	$240	-22%	$563	$690	-18%

(a)	Percentages are calculated on unrounded numbers.
▪	Air net revenue (which consists of revenue from standalone air bookings) was $60 million in the third quarter, down 31 percent (30 percent on a constant currency basis) from the third quarter of 2008. Domestic air net revenue declined 32 percent due to the removal of booking fees in early April on flights booked through Orbitz.com and CheapTickets.com, offset in part by higher air transactions as a result of both lower fees and lower air fares. The company’s domestic air transaction growth rate increased by 27 percentage points in the third quarter of 2009 versus the first quarter of 2009 when the company still charged fees on all airline tickets. International air net revenue declined 29 percent year-on-year (24 percent on a constant currency basis) due primarily to lower airline ticket prices. Despite a decline in revenue, international air transactions increased during the quarter.

▪	Hotel net revenue (which consists of revenue from standalone hotel bookings) was $52 million in the third quarter, down 27 percent (25 percent on a constant currency basis) from the third quarter of 2008 due largely to lower hotel room rates and lower hotel booking fees. However, both hotel net revenue and transactions increased at our ebookers brand, reflecting in part the strength of our new technology platform.

▪	Dynamic packaging net revenue decreased 5 percent in the quarter to $30 million on a year-on-year basis, due to lower average daily rates for hotel rooms and the initial recognition of car breakage revenue during the third quarter of 2008. Domestic dynamic packaging transactions grew 15 percent in the quarter compared with the same period last year, as consumers continue to find great travel bargains in our packaging products.

▪	Advertising and media net revenue declined 10 percent in the third quarter to $15 million on a year-on-year basis, reflecting the overall slowdown in the economy and the travel industry.

▪	Other net revenue, which primarily includes car, cruise, destination services and travel insurance revenue, decreased 11 percent (9 percent on a constant currency basis) in the quarter compared with the same period last year, primarily due to fewer car transactions, partially offset by higher average car rental rates.
The company has posted on its website (www.orbitz-ir.com) a schedule that adjusts net revenue for currency impacts in order to provide a more comparable view of operating performance across periods.
Operating Expenses
Cost of revenue declined 17 percent to $34 million, or 18 percent of net revenue, for the third quarter versus the same period in 2008. Cost of revenue declined primarily because of lower customer service costs and lower customer refunds versus last year.
Selling, general and administrative expense decreased $10 million, or 15 percent in the third quarter of 2009 to $65 million. This decrease was primarily attributable to the cost cutting actions the company took late last year and earlier this year, partially offset by a higher bonus accrual versus the third quarter 2008.
Marketing expense in the third quarter was $48 million, a decrease of 44 percent compared with the same period in 2008. This decrease occurred in both online and offline channels globally as the company has focused on improving returns from its online marketing channels and on attracting more non-paid traffic to its websites.
Interest Expense
Orbitz Worldwide incurred net interest expense of $14 million in the third quarter compared with $16 million in the third quarter of 2008. This decline in interest expense for the quarter was due primarily to a lower effective interest rate on the company’s term loan versus the prior year. At

September 30, 2009, $400 million of the $578 million outstanding on the term loan had fixed interest rates and the company’s weighted average effective interest rate on the term loan was 5.98 percent. Interest expense should decline further in 2010 as a result of the expiration of a floating to fixed interest rate swap in December 2009, which currently fixes the interest rate on $200 million of the company’s term loan at an effective rate of 8.21 percent. Upon expiration of the swap, this portion of the term loan will have a floating rate equal to LIBOR + 300 basis points. The company had $63 million of outstanding borrowings under its revolving credit facility at September 30, 2009.
Cash Flow
Orbitz Worldwide reported operating cash flow of $5 million for the third quarter compared with $12 million of operating cash flow for the same period in 2008. The operating cash flow decline was primarily due to lower merchant hotel gross bookings as a result of lower global hotel room rates, as well as faster payment terms for a key vendor.
At September 30, 2009, cash and cash equivalents were $122 million, including $63 million of cash provided by borrowings under the revolving credit facility, compared with $103 million of cash and cash equivalents and $26 million of outstanding revolver borrowings at September 30, 2008.
Operational Highlights
•	In September, Orbitz.com eliminated all Orbitz change and cancellation fees on hotel bookings.

•	As of September 30, Orbitz Worldwide offered 97,000 bookable hotel properties on its websites, including 61,000 merchant hotel properties and 36,000 retail hotel properties. Orbitz Worldwide websites offer 40,000 hotel properties in the EMEA region and 14,000 hotel properties in the Asia Pacific region.

•	During the third quarter, Orbitz Worldwide signed contracts with a number of destination marketing organizations including Texas Tourism, Dominican Republic Ministry of Tourism, Visit California, Barbados Tourism Authority and Arizona Office of Tourism to promote travel to those destinations across our global websites and to provide travel information to our customers. Orbitz Worldwide now has partner marketing agreements with nearly 160 destination marketing organizations.

•	Orbitz for Business had one of its most successful quarters in terms of new business generation, signing numerous companies including Panda Restaurant Group, Inc. and Yamaha Motor Corp., U.S.A. In addition, Orbitz for Business partnered with LivePerson, Inc. to offer on-line chat services to its corporate travelers. This service is expected to personalize the booking experience, increase travel policy compliance and improve multi-product attachment.

•	In October, Orbitz Worldwide made several enhancements to its sites to improve the customer experience and to help drive hotel sales. These enhancements include:
–	Orbitz.com and CheapTickets.com launched new and refreshed home pages and Orbitz.com launched new landing pages that are designed to update the look and feel of the website.

–	HotelClub launched a refreshed website, which includes a new user interface, significantly improved graphics and a more SEO-friendly format.

–	ebookers launched a new and refreshed home page, which brings more consistency to its brands across Europe.
•	Ronnie Gurion recently joined Orbitz Worldwide as Vice President, Distribution, with responsibility for building our private label offerings.

•	Deborah Italiano recently joined Orbitz Worldwide as Vice President, Brand Marketing, with responsibility for domestic consumer research, segmentation and brand strategy.
Quarterly Conference Call
Orbitz Worldwide will host a conference call to discuss its third quarter 2009 results at 10:00 a.m. EST (9:00 a.m. CST) on Thursday, November 5, 2009. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at www.orbitz-ir.com. An archive of the webcast and a transcript will also be available on the website for a period of at least 30 days.
About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com), the Away Network (www.away.com), and corporate travel brand Orbitz for Business (www.orbitzforbusiness.com). For more information on how your company can partner with Orbitz Worldwide, visit corp.orbitz.com.
Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.
Forward-Looking Statements
This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, Orbitz Worldwide’s (the “Company’s”) expected financial performance and its strategic operational plans. The results presented are unaudited. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, the current economic downturn and global financial crisis; competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s significant indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at www.orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of November 5, 2009, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.
About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact:	Investor Contact:
Brian Hoyt	Melissa Hayes
+1 312 894 6890	+1 312 260 2428
bhoyt@orbitz.com	melissa.hayes@orbitz.com

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net revenue	$187	$240	$563	$690
Cost and expenses
Cost of revenue	34	41	103	130
Selling, general and administrative	65	75	190	224
Marketing	48	86	166	252
Depreciation and amortization	18	17	51	49
Impairment of goodwill and intangible assets	—	297	332	297

Total operating expenses	165	516	842	952

Operating income (loss)	22	(276)	(279)	(262)

Other income (expense)
Interest expense, net	(14)	(16)	(43)	(47)
Gain on extinguishment of debt	—	—	2	—

Total other (expense)	(14)	(16)	(41)	(47)

Income (loss) before income taxes	8	(292)	(320)	(309)
Provision (benefit) for income taxes	1	(5)	(1)	(2)

Net income (loss)	$7	$(287)	$(319)	$(307)

Net income (loss) per share—basic:
Net income (loss) per share	$0.08	$(3.44)	$(3.80)	$(3.69)

Weighted average shares outstanding	84,377,943	83,413,369	83,951,081	83,273,050

Net income (loss) per share—diluted:
Net income (loss) per share	$0.08	$(3.44)	$(3.80)	$(3.69)

Weighted average shares outstanding	86,547,214	83,413,369	83,951,081	83,273,050

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except share data)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$122	$31
Accounts receivable (net of allowance for doubtful accounts of $1 and $1, respectively)	63	58
Prepaid expenses	15	17
Deferred income taxes, current	10	6
Due from Travelport, net	10	10
Other current assets	8	6

Total current assets	228	128
Property and equipment, net	182	190
Goodwill	712	949
Trademarks and trade names	155	232
Other intangible assets, net	23	34
Deferred income taxes, non-current	13	9
Other non-current assets	49	48

Total Assets	$1,362	$1,590

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$32	$37
Accrued merchant payable	242	205
Accrued expenses	108	106
Deferred income	38	23
Term loan, current	6	6
Other current liabilities	12	9

Total current liabilities	438	386
Term loan, non-current	572	587
Line of credit	63	21
Tax sharing liability	107	109
Unfavorable contracts	11	13
Other non-current liabilities	30	36

Total Liabilities	1,221	1,152

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 83,740,897 and 83,345,437 shares issued and outstanding, respectively	1	1
Treasury stock, at cost, 24,197 and 18,055 shares held, respectively	—	—
Additional paid in capital	919	908
Accumulated deficit	(769)	(450)
Accumulated other comprehensive loss (net of accumulated tax benefit of $2 and $2, respectively)	(10)	(21)

Total Shareholders’ Equity:	141	438

Total Liabilities and Shareholders’ Equity	$1,362	$1,590

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2009	2008
Operating activities:
Net loss	$(319)	$(307)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on extinguishment of debt	(2)	—
Depreciation and amortization	51	49
Impairment of goodwill and intangible assets	332	297
Non-cash revenue	(2)	(2)
Non-cash interest expense	12	14
Deferred income taxes	(5)	(3)
Stock compensation	11	12
Changes in assets and liabilities:
Accounts receivable	(4)	(8)
Deferred income	15	13
Due to/from Travelport, net	—	(18)
Accrued merchant payable	27	54
Accounts payable, accrued expenses and other current liabilities	(9)	18
Other	(3)	2

Net cash provided by operating activities	104	121

Investing activities:
Property and equipment additions	(31)	(42)

Net cash (used in) investing activities	(31)	(42)

Financing activities:
Capital lease payments and principal payments on the term loan	(5)	(6)
Payments to extinguish debt	(8)	—
Payment to satisfy employee tax withholding obligations upon vesting of equity-based awards	—	(1)
Payments on tax sharing liability	(11)	(17)
Proceeds from line of credit	100	54
Payments on line of credit	(60)	(30)

Net cash provided by financing activities	16	—

Effects of changes in exchange rates on cash and cash equivalents	2	(1)

Net increase in cash and cash equivalents	91	78
Cash and cash equivalents at beginning of period	31	25

Cash and cash equivalents at end of period	$122	$103

Supplemental disclosure of cash flow information:
Income tax payments (refunds), net	$2	$(3)
Cash interest payments, net of capitalized interest of almost nil and almost nil, respectively	$32	$35
Non-cash investing activity:
Capital expenditures incurred not yet paid	—	$2

Appendix A
Non-GAAP Financial Measures
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the Company’s financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:
•	These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the Company’s business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the Company’s business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the Company’s actual results against management’s expectations. The compensation of management and other employees within the Company is also tied to the Company’s actual performance, as measured by Adjusted EBITDA relative to performance targets established by the Company’s board of directors and its compensation committee.

•	EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The Company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility) in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the Company’s interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the Company’s non-GAAP measures is consistent with the Company’s intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the Company’s business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•	Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the Company’s business, by excluding the items described above, as well as certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring expense. Adjusted EBITDA does not exclude certain non-cash items, such as accruals of revenue and expense, because these items represent timing differences and management believes that by including these items, it is providing a better view of the cash earnings capability of the business.
EBITDA and Adjusted EBITDA, as presented for the three and nine months ended September 30, 2009 and September 30, 2008, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the Company’s income statement, such as stock-based compensation, goodwill and intangible asset impairment charges, acquisition-related accounting and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net income (loss) to EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2009	2008	2009	2008

Net income (loss)	$7	$(287)	$(319)	$(307)
Interest expense, net	14	16	43	47
Provision (benefit) for income taxes	1	(5)	(1)	(2)
Depreciation and amortization	18	17	51	49

EBITDA	$40	$(259)	$(226)	$(213)

EBITDA was adjusted by the items listed and described in more detail below.  The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2009	2008	2009	2008

EBITDA	$40	$(259)	$(226)	$(213)
Impairment of goodwill and intangible assets (a)	—	297	332	297
Stock-based compensation expense (b)	3	4	12	13
Professional services fees (c)	1	1	1	3
Gain on extinguishment of debt (d)	—	—	(2)	—

Adjusted EBITDA (e)	$44	$43	$117	$100

(a)	Represents the non-cash charge recorded for impairment of goodwill and intangible assets at both the Company’s international and domestic subsidiaries during the first quarter of 2009 and the third quarter of 2008. Management adjusts for this item because it represents a significant non-cash operating expense that is not reflective of the cash earnings capability of the business.

(b)	Primarily represents non-cash stock compensation expense; also includes expense related to restricted cash awards granted prior to the Company’s initial public offering in July 2007 (“IPO”). Management adjusts for this item as it represents a significant non-cash operating expense that is not indicative of the cash earnings capability of the business.

(c)	Represents accounting and consulting services primarily associated with the IPO and post-IPO transition period. Management adjusts for these costs because they are non-recurring charges, representative of our transition to a public company. The Company expects these costs to cease in 2009.

(d)	Represents the non-cash gain recorded upon extinguishment of a portion of the Company’s $600 million term loan facility. Management adjusts for this item because it represents a significant non-recurring charge that is not indicative of the cash earnings capability of the business.

(e)	During the first quarter of 2009, the Company reviewed the nature of the items for which EBITDA is adjusted and concluded that although the Company had initially considered severance charges to be non-recurring in nature, given the frequency of occurrence of these charges, the Company believes that they are more likely to be viewed as recurring in nature. As a result, beginning in the first quarter of 2009, the Company no longer adds severance charges back to EBITDA to arrive at Adjusted EBITDA. For comparability purposes, the Company has adjusted prior periods for this change. The Company recorded severance charges of almost nil during each of the three months ended September 30, 2009 and September 30, 2008, respectively, and $5 million and $1 million during the nine months ended September 30, 2009 and September 30, 2008, respectively.